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                                                                    Exhibit 11.1

                                   Easco, Inc.
            Calculation of Diluted Net Income (Loss) per Common Share
                (numbers in thousands, except per share amounts)


                                                                 Years ended December 31,
                                                    ----------------------------------------------------
                                                        1997               1996               1995
                                                    --------------    ---------------    ---------------

Weighted average shares of common stock
    issued and outstanding                               12,421            12,267             11,497

Less:  Treasury stock outstanding                         2,005             2,005              1,952

Add:  Weighted average shares of common
            stock equivalents (stock options)               255                 -                271
                                                       --------          --------           --------

Weighted average shares of common
    stock and common stock equivalents
    outstanding                                          10,671            10,262              9,816
                                                       ========          ========           ========

Net income (loss)                                      $  5,392          $(22,318)          $ 11,651
                                                       ========          ========           ========

Net income (loss) per weighted average
    share of common stock and common
    stock equivalent outstanding                       $   0.51          $  (2.17)          $   1.19
                                                       ========          ========           ========


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